Exhibit 99.(H)(11)

FIFTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

THIS FIFTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT is made and entered into effective as of this 31st day of October, 2025 by and between U.S. BANK NATIONAL ASSOCIATION, with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the "Bank"), and THOMPSON IM FUNDS, INC., a Wisconsin corporation, with its address at 1255 Fourier Drive, Suite 200, Madison, Wisconsin 53717 (the “Borrower”), on behalf of the Thompson Bond Fund.

W I T N E S S E T H:

WHEREAS, the Bank and the Borrower entered into an amended and restated loan agreement originally effective as of November 6, 2020 (as amended, the "Loan Agreement"); and

WHEREAS, the parties wish to amend the Loan Agreement to extend the maturity date and to modify certain provisions (this amendment herein sometimes called the "Fifth Amendment").

NOW, THEREFORE, the parties agree as follows:

1.            Changes in Loan Facility.

(A)         The definition of “Available Facility” in Section 1(a) of the Loan Agreement shall be amended and restated to read as follows in the Loan Agreement and all of the Loan Documents:

“Available Facility” shall mean at any time, the lesser of (i) Eighty Million Dollars ($80,000,000), or (ii) 5% of the Fund’s gross market value, (iii) 33.33% of the gross market value (as determined solely by the Bank using consistently-applied valuation methods disclosed to the Borrower) of the unencumbered assets of the Fund (A) which are recorded on the Borrower’s books and records as belonging solely to the Fund and (B) which are not subject to segregation or any special purpose usage, and (C) as to which no third party has any pledge, security interest, lien or any other rights, and (D) which are held by the Bank as sole Custodian.

(B)           The definition of “Maturity Date” in Section 1(a) of the Loan Agreement shall be amended and restated to read as follows in the Loan Agreement and all of the Loan Documents:

“Maturity Date” shall mean, with respect to each Loan, if the Bank (at its sole discretion) approves such a Loan to the Borrower hereunder, the earlier of (a) the date that is forty-five (45) Business Days after the making of such Loan, or (b) in any case not later than October 30, 2026 (or the date of any extension of this Agreement or such Maturity Date in a writing signed by the Bank).

2.            Effectiveness. This Fifth Amendment shall be effective upon delivery to the Bank of an original Fifth Amendment duly executed by the Bank and the Borrower. Agreement to extend the Maturity Date hereunder does not commit the Bank to make similar extensions in the future without similar specific written acceptance thereof by the Bank.

3.            Representations, Warranties and Covenants. The Borrower further represents and warrants that:

(A)         This Fifth Amendment has been duly executed and delivered by the Borrower, is authorized by all requisite corporate action of Borrower, and is the legal, valid, binding, and enforceable obligation of Borrower; and

(B)          The execution and delivery of this Fifth Amendment by the Borrower will not constitute a violation of any applicable law or a breach of any provision contained in the certificate of incorporation or other governing documents of the Borrower, or contained in any order of any court or any other governmental agency or in any agreement, instrument, or document to which the Borrower is a party or by which Borrower or any of its assets or properties are bound; and

(C)          Except as previously or agreed to be waived by the Bank in writing, or as noted in Schedule “A” attached hereto, there is outstanding no Event of Default or event which, with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this Fifth Amendment; and

(D)         Except as modified hereby or as noted in said Schedule “A”, all representations, warranties, and covenants of the Borrower set forth in the Loan Agreement or in any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.

4.            Miscellaneous.

(A)         As amended hereby, the Loan Agreement and the other Loan Documents shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement and/or such other Loan Documents as amended hereby.

(B)          Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

(C)          The Borrower shall reimburse the Bank for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by it or for which it becomes obligated in connection with or arising out of this Fifth Amendment.

(D)         Except as amended hereby, the Loan Agreement and all other Loan Documents shall be deemed confirmed and on-going in accord with their respective terms. This Fifth Amendment is a Loan Document.

(E)          This Fifth Amendment may be executed in counterparts, all of which constitute one instrument hereunder.

(F)          Confession of Judgment. The Borrower hereby irrevocably authorizes and empowers any attorney-at-law to appear for the Borrower in any action upon or in connection with the Loan Agreement at any time after the Loan and/or other obligations of the Borrower hereunder become due, as herein provided, in any court in or of the State of Ohio or elsewhere, and waive the issuance and service of process with respect thereto, and irrevocably authorizes and empowers any such attorney-at-law to confess judgment in favor of the Bank against the Borrower in the amount due thereon or hereon, plus interest as herein provided, and all costs of collection, and waive and release all errors in any said proceedings and judgments and all rights of appeal from the judgment rendered. The Borrower agrees and consents that the attorney confessing judgment on behalf of the Borrower hereunder may also be counsel to the Bank and/or the Bank's affiliates, and the Borrower hereby further waives any conflicts of interest which might otherwise arise and consents to the Bank paying such confessing attorney a legal fee or allowing such attorneys' fees to be paid from proceeds of collection of the Loan Agreement.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment by their respective duly authorized officers effective as of the date noted above.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Lissets Garica
Lissets Garcia
Vice President

WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE BANK.

THOMPSON IM FUNDS, INC.

By:	/s/ Jason L. Stephens
Jason L. Stephens
Chief Executive Officer and President

Schedule “A”

To Fifth Amendment to Loan Agreement

Nothing to disclose